Exhibit 99.1

Guardian Technologies International Issues Business Update and Progress Report to Its Shareholders
Monday May 23, 10:53 am ET

HERNDON, Va.--(BUSINESS WIRE)--May 23, 2005--Guardian Technologies International, Inc. (OTCBB:GDTI - News), a leading technology developer of intelligent imaging informatics solutions, today issued a special letter to shareholders updating shareholders on its recent achievements and developments. The text of the letter is as follows:

    Dear Shareholder:

As the Chairman and Chief Executive Officer of Guardian Technologies International, Inc., I feel a solemn and custodial responsibility for the well-being of the Company, its shareholders, and its employees. The past 120 days have been very, very challenging, as well as, enormously exciting for all of us. The downward pressure on our stock price has been a diversion of management's energy and focus at a time when there is so much positive occurring within the Company, and in particular, with revenue opportunities both domestically and internationally. A further distraction was the late filing of our 10-KSB, which was filed on May 13, 2005. Guardian's filing situation was not dissimilar to tens of thousands of other public companies that faced increased regulatory requirements and heightened compliance requirements by their public accounting firm. We regret any inconvenience this may have caused you.

We firmly believe that Guardian is poised for success and that our prospects for the future of the Company are excellent. During the past six months the Company has made significant strides towards achieving our goals. I am very excited about where we are today and where we can be tomorrow. Guardian has made the transition from an early-stage product development company to an operational entity focused on the marketing and sales of its products internationally. We believe our strategies for growth are sound. Our personnel are exceptionally talented and more importantly, dedicated to our success. We believe our technology is unparalleled in the world.

To-date we have accomplished several significant milestone events that are strategic factors for our future success. The significant milestone events are summarized below:

--  Our Teaming Agreement with Lockheed Martin ("LM"). LM currently provides systems integration services to the Transportation Safety Administration ("TSA") for airport checkpoint security. LM initiated the relationship with Guardian based on the technological advantages of PinPoint as a solution for threat detection. We believe the relationship between the companies to be tight and focused at all levels.  Our mutually agreed strategy has been to maintain diligence in the areas of product development and integration activities. We believe that significant progress has been made in both areas. While additional development and integration activities will be necessary, we believe our efforts will generate positive results in the near future.

--  To protect our intellectual property, we filed three provisional patent applications in May and June of 2004. The patents were filed to protect the proprietary technology     underlying our intelligent imaging informatics product, PinPoint. In addition, we filed an additional provisional patent in March 2005, which may result in thirteen separate      utility patent filings. We believe that these patents, if granted, will be extremely valuable as they protect our most important asset.

--  PinPoint was awarded the "Innovation Technology" award for aviation security at the US/Russia trade show held in Moscow in February 2005. The Homeland Security Exhibition included 33 countries and 500+ exhibitors.

--  Since January 1, 2005, we have initiated international OEM/Reseller agreements with established entities to represent our PinPoint and FlowPoint products in Southeast Asia, Russia, Latin America, and Southern Europe. The EGC Agreement for Latin America includes a $10 million guarantee of revenues over a three-year period of time.

--  As previously announced on March 30, 2005, we entered into a distributor agreement, for PinPoint and FlowPoint, with EGC International covering Latin America, Spain, Portugal, and Southern France. The agreement requires EGC to meet certain minimum revenue thresholds in order to retain certain exclusivity rights in Latin America, aggregating $10 million over a three-year period of time, and to pay a           penalty if such thresholds are not met. We believe that we will be conducting pilot tests of our PinPoint solution in Venezuela and Spain during the third quarter of this year.

--  In February 2005, we entered into a consulting agreement with Fowler International to market PinPoint in Russia. Fowler International is widely recognized as a leader in U.S.-Russia business development. We have submitted a proposal for the pilot testing and sale of PinPoint to Moscow's largest international airport, Domodedevo. We anticipate a pilot test to occur in July/August 2005.

--  In January 2005, we entered into a relationship with Bridgetech Holdings International to market and sell our products in China and Taiwan. In February 2005, Bridgetech Holdings International arranged a private presentation of our technology with the Vice Chairman of the CPPCC Shanghai Committee and various government officials. In addition to the detection of threat items, the government officials were very interested in understanding PinPoint's capabilities in the areas of drug and currency detection.  We anticipate a pilot test to occur in August/September 2005 at both the domestic and international airports in Shanghai Province.

--  In July 2004 we completed the acquisition of Wise Systems Ltd., a UK-based healthcare information systems company. Wise's technology has been deployed exclusively for thirteen years in the UK, at over 30 hospitals. In December 2004, at the

Radiological Society of North America conference in Chicago, we introduced the U.S. version of the product branded as FlowPoint. We received our initial contract for FlowPoint in April 2005.

--  To support our U.S. healthcare marketing/sales efforts we have employed 4 very experienced healthcare solutions sales executives. Each joins Guardian, from major healthcare solutions companies, bringing with them an established list of clients and prospects. Our current active pipeline of opportunities exceeds $20 million. While all of these opportunities will not result in new contracts, we are extremely excited about the growth potential and future of FlowPoint.

--  In February 2005, we relocated to a larger, more efficient office facility complete with testing labs, demonstration rooms, and training facilities. In addition, we have acquired our own baggage scanner and bomb simulants. These are important factors in the continued development of PinPoint, as well as, they afford us an in-house demonstration facility for prospects, investors, and strategic partners.

The above reflects the continued focus of the management and employees to deliver quality and valued product solutions to themarketplace. As many of you are aware, Secretary Chertoff, the new Secretary of Homeland Security, Congressman Mica and the Government Accounting Office (GAO) has publicly stated that technology must be combined with the TSA screeners to be effective in detecting explosive devices. Without technology, Secretary Chertoff and Congressman Mica have stated that today the TSA screeners are no more effective than prior to 9/11. Guardian's management and our U.S. and international partners believe the time has arrived for Guardian's technology solutions to be utilized for homeland security applications.

Your Company is entering a growth phase which is justified by a strong market outlook and the need to develop a strong cash flow base for the Company to insure its long-term outlook. The future for Guardian looks strong with potential near term opportunity's and a pipeline of projects to follow. I am excited about being with your Company and look forward to working together with you over the years to come. I hope that the information provided increases your awareness of Guardian's current operations and answers some of your outstanding questions. We need, and I ask, for your continued support of the Company. As we sit at the threshold of success, everything we have worked so hard to accomplish awaits us. I promise you, as the Chairman and Chief Executive Officer of your company, that I will do all within my power to see that we accomplish our objectives.

All of the employees, and expressly me, greatly appreciate the continued support and encouragement of our shareholders and wish you all the best.

    Sincerely,

    Michael W. Trudnak

About Guardian Technologies

Guardian Technologies, based in Herndon, Virginia, employs high-performance imaging technologies and advanced analytics to create integrated information management products and services. It primarily focuses on the areas of healthcare radiology and transportation security scanning. Guardian's products and services automate the processing of large quantities of graphic, numeric, and textual data so organizations can efficiently detect, extract, analyze or effectively act upon the information gleaned from the data. Guardian's solutions are designed to improve the quality and speed of decision-making and enhance organizational productivity and accuracy. For additional information, visit www.guardiantechintl.com.

Forward-Looking Statements

The statements made in this release that are not historical facts contain forward-looking information that involve risks and uncertainties. All statements, other than statements of historical fact, which address Guardian's expectations, should be considered as forward-looking statements. When used in this news announcement, the words "anticipate," "believe," "expect," "estimate," and "intend," and similar expressions, as they relate to the company or its management, are intended to identify forward-looking statements. Such statements are based on knowledge of the environment in which Guardian currently operates, but because of the factors herein listed, as well as other factors beyond its control, actual outcome may differ materially from the expectations expressed in the forward-looking statements. Important factors that may cause the actual outcome to differ from anticipated results include, but are not limited to, the ability to obtain necessary approvals, acceptance of our products, our ability to raise additional financing, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission and other regulatory filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein noted or in its SEC filings. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

Contact:

     Guardian Technologies International, Inc., Herndon

     Investors:

     Redwood Consultants, LLC

     Jens Dalsgaard, 415-884-0348

         or

     PR Broadcast

     Michael Friedman, 561-366-8022

              or

     Media:

     Accentuate PR

     Julie Shepherd, 815-479-1833